Exhibit 99.7

FORM OF

SUBSCRIPTION AGENT AGREEMENT

THIS SUBSCRIPTION AGENT AGREEMENT (“Agreement”) between Unity Bancorp, Inc.  a New Jersey corporation (the “Company”), and Registrar and Transfer Company, a New Jersey corporation (the “Agent”), is dated as of              , 2014.

1. Appointment.

(a) The Company is distributing at no charge (the “Rights Offering”) to its shareholders of record at the close of business on                              (the “Record Date”), non-transferable subscription rights (the “Rights”) to purchase up to an aggregate of 760,163  shares of the Company’s common stock, no par value per share (the “Common Stock”).  Each shareholder will receive one (1) Right for each share of Common Stock owned.  For every ten (10) Rights held shall entitles the shareholder to purchase one (1) shares of Common Stock at a purchase price of $         per share (the “Subscription Price”). The term “Subscribed” shall mean submitted for purchase from the Company by a shareholder in accordance with the terms of the Rights Offering, and the term “Subscription” shall mean any such submission.

(b) The Rights Offering will expire on                                    at 5:00 p.m. New York time (the “Expiration Time”), unless the Company shall have extended the period of time for which the Rights Offering is open, in which event the term “Expiration Time” shall mean the latest time and date at which the Rights Offering, as so extended by the Company from time to time, shall expire.

(c) To the extent shares of Common Stock remain unsubscribed for in the Rights Offering, the Company may sell such shares to current shareholders and investors who are not currently shareholders, at the discretion of the Board. (the “Follow-On Offering”).  The Follow-On Offering shall terminate on the tenth trading day following the Expiration Time, unless the Company shall have extended the period of time for which the Follow-On Offering is open.

(d) The Company filed the Registration Statement on Form S-1, as amended (File No. 333-195270) relating to the Rights Offering with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, on April 15, 2014 (date) (the “Registration Statement”).  The terms of the Rights Offering are more fully described in the Prospectus (the “Prospectus”) forming part of the Registration Statement as such Registration Statement has been declared effective by the SEC on                        (date).  All terms used and not defined herein shall have the same meaning as in the Prospectus. Promptly after the Record Date, the Agent, in its capacity as transfer agent, will generate a list of holders of Common Stock as of the Record Date (the “Record Shareholders List”).

(e) The Company hereby appoints the Agent to act as subscription agent (the “Subscription Agent”) for the Rights Offering in accordance with and subject to the following terms and conditions.

2. Subscription Rights.

(a) The Rights are evidenced by a  nontransferable subscription rights certificates (the “Rights Certificate”). The Rights Certificate entitles the holders to subscribe, upon payment of the Subscription Price, for shares of Common Stock at the rate of one share per each ten (10) Rights evidenced by a Rights Certificate (the “Basic Subscription Right”). No fractional shares will be issued. In the event that the number of Rights submitted by a holder are exercisable for a number of shares that is not a whole number, the number of shares of Common Stock issuable to such holder will be rounded down to the nearest whole share.

(b) The Rights Offering includes an Follow-On privilege right entitling holders that fully exercise their Basic Subscription Right, to subscribe and pay the Subscription Price for shares that are not subscribed for under the Basic Subscription Rights by other holders of Rights (the “Follow-On Right”), subject to certain limitations. Reference is made to the Prospectus for a complete description of the Basic Subscription Right and the Follow-On Right and the proration thereof.

3. Duties of Subscription Agent. As Subscription Agent, the Agent is authorized and directed to perform the following:

(a) Issue the Rights Certificate  in accordance with this Agreement in the names of the holders of the Common Stock of record or other nominees on the Record Date (other than the Excluded Shareholders), keep such records as are necessary for the purpose of recording such issuance, and furnish a copy of such records to the Company. The Rights Certificate  may be signed on behalf of the Subscription Agent by the manual or facsimile signature of a Vice President or Assistant Vice President of the Subscription Agent, or by the manual signature of any of its other authorized officers.

(b) Promptly after the Agent generates the Record Shareholders List and is instructed by the Company to do so, the Agent shall mail or cause to be mailed, by first class mail, or deliver (which delivery may be done electronically through the facilities of the Depository Trust Company (“DTC”) or otherwise by a method agreed to by the Company) to each holder of Common Stock of record on the Record Date (other than the Excluded Shareholders), (i) a Rights Certificate  evidencing the Rights to which such shareholder is entitled under the Rights Offering, (ii) a copy of the Prospectus, (iii) a copy of the instructions and cover letter(s) relating to the Rights Offering and the exercise of Rights, (iv) a return envelope addressed to the Subscription Agent, and (v) any other related materials.

(c) In consultation with the Company with respect to the limitations on Subscriptions described in the Prospectus, accept Subscriptions upon the due exercise (including payment of the Subscription Price) on or prior to the Expiration Time of Rights in accordance with the terms of the Rights Certificate  and the Prospectus.

(d) Subject to the next sentence, accept Subscriptions from shareholders whose Rights Certificates  are alleged to have been lost, stolen, or destroyed upon receipt by the Agent of an affidavit of theft, loss, or destruction and a bond of indemnity in form and substance reasonably satisfactory to the Agent, accompanied by payment of the Subscription Price for the total number of Rights Subscribed. Upon receipt of such affidavit and bond of indemnity and compliance with any other applicable requirements, stop orders shall be placed on said Rights Certificate  and the Agent shall withhold delivery of the Rights Subscribed for until after the Rights Certificate  have expired and it has been determined that the Rights evidenced by the Rights Certificate  have not otherwise been purported to have been exercised or otherwise surrendered.

(e) Accept Subscriptions, without further authorization or direction from the Company, without procuring supporting legal papers or other proof of authority to sign (including without limitation proof of appointment of a fiduciary or other person acting in a representative capacity), and without signatures of co-fiduciaries, co-representatives, or any other person:

(i) if the Rights Certificate  is registered in the name of a fiduciary and is executed by, and the Common Stock is to be issued in the name of, such fiduciary;

(ii) if the Rights Certificate  is registered in the name of joint tenants and is executed by one of the joint tenants, provided the Common Stock is to be issued in the names of, and is to be delivered to, such joint tenants;

(iii) if the Rights Certificate  is registered in the name of a corporation and is executed by a person in a manner which appears or purports to be done in the capacity of an officer, or agent thereof, provided the Common Stock is to be issued in the name of such corporation; or

(iv) if the Rights Certificate  is registered in the name of an individual and is executed by a person purporting to act as such individual’s executor, administrator, or personal representative, provided, the Common Stock is to be registered in the name of the subscriber as executor or administrator of the estate of the deceased registered holder and there is no evidence indicating the subscriber is not the duly authorized representative that he purports to be.

(f) Refer to the Company for specific instructions as to acceptance or rejection of Subscriptions in the Rights Offering received after the Expiration Time, Subscriptions not authorized to be accepted, and Subscriptions in the Rights Offering otherwise failing to comply with the requirements of the Prospectus and the terms and conditions of the Rights Certificate .

4. Acceptance of Subscriptions in the Rights Offering. Upon acceptance of a Subscription in the Rights Offering, the Agent shall from time to time during the offering:

(a) Hold all monies received in a dedicated, non-interest bearing account for the benefit of the Company. Promptly following the Expiration Time, the Agent shall distribute to the Company the funds from exercise of the Basic Subscription Rights and Follow-On Rights, in such account and following the Expiration Time, issue (in book entry form unless physical Rights Certificate  is requested or electronically through the facilities of DTC, in each case in a manner approved by the Company) shares of Common Stock issuable with respect to Subscriptions in the Rights Offering. The Agent will not be obligated to calculate or pay interest to any holder or any other party claiming through a holder or otherwise. In the event that the Rights Offering is not consummated because the Company has withdrawn, cancelled or terminated the offering, the Agent shall liquidate the segregated account in which the monies were held as promptly as practicable and distribute the funds to each respective subscribing shareholder who elected to exercise its Rights.

(b) Advise the Company as to the total number of shares of Common Stock Subscribed for in the Rights Offering and the amount of funds received, with cumulative totals for each, and with a breakdown by shareholder (and distinguishing between subscriptions pursuant to the Basic Subscription Right and the Follow-On Right, as applicable); and in addition advise the Company of the amount of funds received identified in accordance with (a) above, deposited, available, or transferred in accordance with (a) above, with cumulative totals.

(c) The information described in (b) above will be provided to the Company on a weekly basis, or more often as requested.  As the Expiration Time approaches, the information described in (b) above will be provided to the Company on a more frequent basis or as requested.

(d) As promptly as possible but in any event on or before 12:00 noon New York time, on the first full business day following each of the Expiration Time, advise the Company in accordance with (b) above of the number of shares of Common Stock Subscribed in the Rights Offering and the number of shares of Common Stock unsubscribed in the Rights Offering.

(e) Respond to questions from shareholders and their representatives in connection with the Rights Offering, completion of the Rights Certificate  and payment of the Subscription Price.

5. Completion of Offering. Upon completion of the offering:

(a) The Agent shall issue (using the Direct Registration System (DRS), Rights Certificate  or electronically through the facilities of DTC, in each case in a manner approved by the Company) shares of the Common Stock for which Subscriptions in the Rights Offering have been received and accepted by the Company.

(b) For so long as this Agreement shall be in effect, the Company will reserve for issuance and keep available free from preemptive rights a sufficient number of shares of Common Stock to permit the exercise in full of all Rights issued pursuant to the Rights Offering. Subject to the terms and conditions of this Agreement, the Agent in its capacity as Transfer Agent for the Common Stock, will issue (using DRS, Rights Certificates or electronically through the facilities of DTC, in each case in a manner approved by the Company) the appropriate number of shares of Common Stock as required from time to time in order to effectuate the Subscriptions in the Rights Offering.

(c) The Company shall take any and all action, including without limitation obtaining the authorization, consent, lack of objection, registration, or approval of any governmental authority, or the taking of any other action under the laws of the United States of America or any political subdivision thereof, to insure that all shares of Common Stock issuable upon the exercise of the Rights Certificate , at the time of delivery of the shares therefore (subject to payment of the Subscription Price) will be duly and validly issued and fully paid and non-assessable shares of Common Stock, free from all preemptive rights and taxes, liens, charges, and security interests created by or imposed upon the Company with respect thereto.

(d) The Company shall from time to time take all action necessary or appropriate to obtain and keep effective all registrations, permits, consents, and approvals of the SEC and any other governmental agency or authority and make such filings under federal and state laws which may be necessary or appropriate in connection with the issuance and delivery of Rights Certificate  or the issuance, sale, transfer and delivery of Common Stock issued upon exercise of Rights Certificate .

6. Procedure for Discrepancies. The Agent shall follow its regular procedures to attempt to reconcile any discrepancies between the number of shares of Common Stock that any Rights Certificate  may indicate are to be issued to a shareholder and the number that the Record Shareholders List indicates may be issued to such shareholder. In any instance where the Agent cannot reconcile such discrepancies by following such procedures, the Agent will consult with the Company for instructions as to the number of shares of Common Stock, if any, it is authorized to issue. In the absence of such instructions, the Agent is authorized not to issue any shares of Common Stock to such shareholder.

7. Procedure for Deficient Items. The Agent shall examine the Rights Certificate  received by it as Subscription Agent to ascertain whether they appear to have been properly completed and executed. In the event the Agent determines that any Rights Certificate  does not appear to have been properly completed or executed, or where the Rights Certificate  do not appear to be in proper form for Subscription, or any other irregularity in connection with the Subscription appears to exist, the Agent shall follow, where possible, its regular procedures to attempt to cause such irregularity to be corrected. The Agent is not authorized to waive any irregularity in connection with the Subscription, unless the Agent shall have received from the Company the Rights Certificate  which was delivered, duly dated and signed by an authorized officer of the Company, indicating that any irregularity in such Rights Certificate  has been cured or waived and that such Rights Certificate  has been accepted by the Company. If any such irregularity is neither corrected nor waived, the Agent will return to the subscribing shareholder (at its option by either first class mail under a blanket surety bond or insurance protecting the Agent and the Company from losses or liabilities arising out of the non-receipt or non-delivery of Rights Certificate  or by registered mail insured separately for the value of such Rights Certificate ) to such shareholder’s address as set forth in the Subscription any Rights Certificates surrendered in connection therewith and any other documents received with such Rights Certificates, and a letter of notice to be furnished by the Company explaining the reasons for the return of the Rights Certificates and other documents, and will return any monies, without interest, which were held for such shareholder in respect of the deficient Subscription as promptly as practicable thereafter.

8. Date/Time Stamp. Each document received by the Agent relating to its duties hereunder shall be dated and time stamped when received.

9. Tax Reporting. Should any issue arise regarding federal income tax reporting or withholding, the Agent shall take such action as the Company reasonably instructs in writing.

10. Termination. The Company may terminate this Agreement at any time by so notifying the Agent in writing. The Agent may terminate this Agreement upon 60 days’ prior written notice to the Company. Upon any such termination, the Agent shall be relieved and discharged of any further responsibilities with respect to its duties hereunder. Upon payment of all the Agent’s outstanding fees and expenses, the Agent shall forward to the Company or its designee promptly any Rights Certificate  or other document relating to the Agent’s duties hereunder that the Agent may receive after its appointment has so terminated. Sections 11, 12, 13, and 17 of this Agreement shall survive any termination of this Agreement.

11. Authorizations and Protections. As agent for the Company, the Agent:

(a) shall have no duties or obligations other than those specifically set forth herein or as may subsequently be agreed to in writing by the Agent and the Company;

(b) shall be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value, or genuineness of any Rights Certificates surrendered to the Agent hereunder or shares of Common Stock issued in exchange therefore, and will not be required to or be responsible for and will make no representations as to, the validity, sufficiency, value or genuineness of the Rights Offering;

(c) shall not be obligated to take any legal action hereunder; if, however, the Agent determines to take any legal action hereunder, and where the taking of such action might, in the Agent’s reasonable judgment, subject or expose it to any expense or liability,  the Agent shall not be required to act unless it shall have been furnished with an indemnity reasonably satisfactory to it;

(d) may rely on and shall be fully authorized and protected in acting upon any Rights Certificate , instrument, opinion, notice, letter, telegram, telex, facsimile transmission, or other document or security delivered to the Agent and believed by it to be genuine and to have been signed by the proper party or parties;

(e) shall not be liable or responsible for any recital or statement contained in the Prospectus or any other documents relating thereto;

(f) shall not be liable or responsible for any failure on the part of the Company to comply with any of its covenants and obligations relating to the Rights Offering, including without limitation obligations under applicable securities laws;

(g) may rely on and shall be fully authorized and protected in acting upon the written, telephonic, or oral instructions of officers of the Company with respect to any matter relating to the Agent acting as Subscription Agent covered by this Agreement (or supplementing or qualifying any such actions);

(h) may consult with counsel satisfactory to the Agent, including internal counsel, and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered, or omitted by the Agent hereunder in good faith and in reliance upon the advice of such counsel; and

(i) is not authorized, and shall have no obligation, to pay any brokers, dealers, or soliciting fees to any person.

12. Indemnification.  The Company agrees to indemnify the Agent for, and hold it harmless from and against, any loss, liability, claim, or expense (“Loss”) arising out of or in connection with the Agent’s performance of its duties under this Agreement or this appointment, including the costs and expenses of defending itself against any Loss or enforcing this Agreement, except to the extent that such Loss shall have been determined by a court of competent jurisdiction to be a result of the Agent’s negligence or intentional misconduct.

13. Limitation of Liability.

(a) In the absence of negligence or intentional misconduct on its part, the Agent shall not be liable for any action taken, suffered, or omitted by it or for any error of judgment made by it in the performance of its duties under this Agreement. Anything in this Agreement to the contrary notwithstanding, in no event shall the Agent be liable for special, indirect, incidental, or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Agent has been advised of the likelihood of such damages and regardless of the form of action. Any liability of the Agent will be limited to the amount of fees paid by the Company hereunder.

(b) In the event any question or dispute arises with respect to the proper interpretation of this Agreement or the Agent’s duties hereunder or the rights of the Company or of any holders surrendering Rights Certificates for shares of Common Stock pursuant to the Rights Offering, the Agent shall not be required to act and shall not be held liable or responsible for refusing to act until the question or dispute has mutually settled between the parties hereto, or has been judicially settled (and the Agent may, if it deems it advisable, but shall not be obligated to, file a suit in interpleader or for a declaratory judgment for such purpose) by final judgment rendered by a court of competent jurisdiction, binding on all shareholders and parties interested in the matter which is no longer subject to review or appeal, or settled by a written document in form and substance satisfactory to the Agent and executed by the Company and each such shareholder and party. In addition, the Agent may require for such purpose, but shall not be obligated to require, the execution of such written settlement by all the shareholders and all other parties that may have an interest in the settlement.

14. Representations, Warranties and Covenants. The Company represents, warrants, and covenants that (a) it is duly incorporated, validly existing, and in good standing under the laws of its jurisdiction of incorporation, (b) the making and consummation of the Rights Offering and the execution, delivery, and performance of all transactions contemplated thereby (including without limitation this Agreement) have been duly authorized  by all necessary corporate action and will not result in a breach of or constitute a default under the articles of incorporation or bylaws of the Company or any indenture, agreement, or instrument to which either is a party or is bound, (c) this Agreement has been duly executed and delivered by the Company and constitutes a legal, valid, binding obligation of the Company, enforceable against the Company in accordance with its terms, (d) the Rights Offering will comply in all material respects with all material applicable requirements of law, and (e) to the best of its knowledge, there is no litigation pending as of the date hereof in connection with the Rights Offering.

15. Notices. All notices, demands, and other communications given pursuant to the terms and provisions hereof shall be in writing, shall be deemed effective on the date of receipt, and may be sent by facsimile, overnight delivery services, or by certified or registered mail, return receipt requested to:

If to the Company:

Unity Bancorp, Inc.

64 Old Highway 22

Clinton, NJ 08809

Attention: Alan Bedner

Telephone:  (908) 730-7630

Telecopy:  (908) 713-4351

If to the Agent:

Registrar and Transfer Company

10 Commerce Drive

Cranford, New Jersey            07016-3572

Attention:

Telephone: (800) 866-1340 ext.

Telecopy: (908) 497-2310

16. Instructions. Any instructions given to the Agent orally, as permitted by any provision of this Agreement, shall, upon the request of the Agent, be confirmed in writing by the Company (which for these purposes only may be undertaken by e-mail transmission) as soon as practicable. The Agent shall not be liable or responsible and shall be fully authorized and protected for acting, or failing to act, in accordance with any oral instructions which do not conform with the written confirmation received in accordance  with this Section.

17. Fees. Whether or not any Rights Certificates are surrendered to the Agent, for its services as Subscription Agent hereunder, the Company shall pay to the Agent the fees reflected on the fee schedule attached hereto, together with reimbursement for reasonable out-of-pocket expenses. All amounts owed to the Agent hereunder are due upon receipt of the invoice.

18. Force Majeure. the Agent shall not be liable for any failure or delay arising out of conditions beyond its reasonable control including, but not limited to, work stoppages, fires, civil disobedience, riots, rebellions, storms, electrical, mechanical, computer or communications facilities failures, acts of God or similar occurrences.

19. Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey without giving effect to conflict of laws, rules, or principles.

(b) No provision of this Agreement may be amended, modified, or waived, except in writing signed by all of the parties hereto.

(c) Except as expressly set forth elsewhere in this Agreement, all notices, instructions, and communications under this Agreement shall be in writing, shall be effective upon receipt and shall be addressed as provided in Section 15 or to such other address as a party hereto shall notify the other parties in writing.

(d) In the event that any claim of inconsistency between this Agreement and the terms of the Rights Offering arise, as they may from time to time be amended, the terms of the Rights Offering shall control, except with respect to the Agent’s duties, liabilities, and rights, including without limitation compensation and indemnification, which shall be controlled by the terms of this Agreement.

(e) If any provision of this Agreement shall be held illegal, invalid, or unenforceable by any court, this Agreement shall be construed and enforced as if such provision had not been contained herein and shall be deemed an Agreement among the parties hereto to the full extent permitted by applicable law.

(f) This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the respective successors and assigns of the parties hereto.

(g) This Agreement may not be assigned by any party without the prior written consent of all parties.

(h) This Agreement may be executed in counterparts, each of which, when taken together, shall constitute one and the same agreement, and each of which may be delivered by the parties by facsimile or other electronic transmission, which shall not impair the validity of such counterparts.

[Signature page follows]

Signature Page to

Subscription Agent Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the day and year above written.

UNITY BANCORP, INC.

By:
Name:
Title:

REGISTRAR AND TRANSFER COMPANY, as Subscription Agent

By:
Name:
Title: